EX-16.13.f.ii
EXPENSE LIMITATION AGREEMENT

GENWORTH VARIABLE INSURANCE TRUST

AGREEMENT made as of the 10th day of February 2010, by and between Genworth Variable Insurance Trust, a Delaware statutory trust (the “Trust), on behalf of each of its series listed on Schedule A hereto (each, a “Fund” and, together, the “Funds”), and Genworth Financial Wealth Management, Inc., a California corporation (the “Advisor”).

WHEREAS, the Advisor has entered into an Investment Advisory Agreement (the “Investment Advisory Agreement”) with the Trust, on behalf of each of the Funds, pursuant to which the Advisor provides, or arranges for the provision of, investment advisory services to each Fund, and for which it is compensated based on the average daily net assets of each such Fund;

WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the total expenses of each Fund to the amount provided for each Fund on Schedule A hereto, as may be amended from time to time.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           FEE WAIVER AND EXPENSE ASSUMPTION.

The Advisor hereby agrees to waive all or a portion of its advisory fees and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each Fund, to the extent necessary to ensure that net annual fund operating expenses (excluding Distribution (12b-1) Fees, Administrative Service Fees, taxes, interest, trading costs, acquired fund expenses, expenses paid with securities lending expense offset credits and non-routine expenses) do not exceed a specified percentage of the average daily net assets of the Fund, as indicated in Schedule A to this Agreement.

2.           REIMBURSEMENT.

The Trust, on behalf of each Fund, agrees to repay the Advisor any waived fees or expenses assumed for the Fund in later periods; provided, however, that the repayment shall be payable only to the extent that it (1) can be made during the three years following the time at which the Advisor waived fees or assumed expenses for the Fund under this Agreement, and (2) can be repaid without causing the Total Annual Fund Operating Expenses (excluding Distribution (12b-1) Fees, Administrative Service fees, taxes, interest, trading costs, acquired fund expenses, expenses paid with securities lending expense offset credits and non-routine expenses) of the Fund to exceed any applicable expense limitation that was in place for the Fund at the time of the waiver/assumption of expenses.  The Trust agrees to furnish or otherwise make available to the Advisor such copies of its financial statements, reports, and other information relating to its business and affairs as the Advisor may, at any time or from time to time, reasonably request in connection with this Agreement.

3.           ASSIGNMENT.

This Agreement may not be assigned by the Advisor without the prior consent of the Trust.

4.           DURATION AND TERMINATION.

This Agreement shall remain in effect for an initial period commencing on February 10, 2010 and ending on May 1, 2011, and shall continue in effect from year to year thereafter for any Fund upon mutual agreement of the Trust and the Advisor.  This Agreement does not supersede or replace any other agreement currently in effect between the Trust and the Advisor.

The parties hereto have caused this Agreement to be effective as of the date first written above.

GENWORTH VARIABLE INSURANCE TRUST

By: _________________________

Name and Title:  Carrie E. Hansen, President

GENWORTH FINANCIAL WEALTH MANAGEMENT, INC.

By: _________________________

Name and Title:  Gurinder S. Ahluwalia, Co-Chairman

SCHEDULE A

Fund	Expense Limit*
Genworth Enhanced International Index Fund	0.28%
Genworth Enhanced Small Cap Index Fund	0.27%

* As a annual percentage of the Fund’s average daily net assets.